ARTICLES OF AMENDMENT
TO
THE THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
GLOBAL PAYMENTS INC.

Pursuant to Section 14-2-1006 of the Georgia Business Corporation Code (the “GBCC”), Global Payments Inc., a Georgia corporation, hereby submits the following Articles of Amendment.

I.

The name of the corporation is Global Payments Inc. (the “Corporation”).

II.

The Corporation’s Third Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) are amended as follows (the “Amendments”):

a.	The first sentence of Section 3.2 of the Articles of Incorporation shall be deleted and replaced with the following:

“Directors may only be removed from the Board of Directors for cause and only at a special meeting of shareholders called for such a purpose by the affirmative vote of at least a majority of the total number of votes of the then outstanding shares of the Corporation’s capital stock entitled to vote in the election of directors and only if notice of such proposal was contained in the notice of such meeting.”

b.	The first sentence of Article Five of the Articles of Incorporation shall be deleted and replaced with the following:

“Except as otherwise provided in this Article Five, the Bylaws may be altered, amended or repealed, and new Bylaws may be adopted, by (a) the affirmative vote of the holders of a majority of the shares of stock then outstanding and entitled to vote in the election of directors, or (b) the Board of Directors of the Corporation, but any Bylaw adopted by the Board of Directors may be altered, amended, or repealed, or new Bylaws may be adopted, by the affirmative vote of the holders of a majority of the shares of stock entitled to vote in the election of directors.”

III.

The Amendments were duly adopted in accordance with the applicable provisions of Section 14-2-1003 of the GBCC by the Board of Directors of the Corporation on January 29, 2020 and by the shareholders of the Corporation on April 29, 2020.

IV.

These Articles of Amendment shall be effective at the time and on the date they are filed with the Secretary of State of the State of Georgia.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to its Third Amended and Restated Articles of Incorporation to be executed by its duly authorized officer on this 29th day of April, 2020.

GLOBAL PAYMENTS INC.

By: /s/ David L. Green
Name: David Green
Title: Senior Executive Vice President, General Counsel and Corporate Secretary